EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made and entered into as of January 2, 2019 by and among Riverview Financial Corporation (the “Company”), Riverview Bank (the “Bank,” and together with the Company, “Riverview”), and Kirk D. Fox (“Executive”).
WHEREAS, Executive is employed by Riverview as Chief Executive Officer and is a party to the Second Amended and Restated Employment Agreement with Riverview dated as of January 24, 2012 and as further amended on January 14, 2014 (the “Employment Agreement”) and a Non-Competition Agreement with the Bank dated January 24, 2012 (the “Non-Competition Agreement”); and
WHEREAS, Executive has notified Riverview of his intent to voluntarily resign from employment with Riverview, effective as the Resignation Date (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:
1. Voluntary Resignation.  Effective as of January 2, 2019 (the “Resignation Date”), Executive hereby voluntarily resigns as Chief Executive Officer and as a director of the Company and the Bank, and from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank.   As of the Resignation Date, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of Riverview or its affiliates.
2. Employment Agreement and Non-Competition Agreement.  Upon the execution of this Agreement, the Employment Agreement and the Non-Competition Agreement are superseded in their entirety.  Executive agrees and acknowledges that because of his resignation, Executive shall not be entitled to, and hereby waives any claim to, any payment or other benefit under the Employment Agreement.
3. Payments Upon Resignation.
(a) Accrued Obligations.  The Bank shall pay or provide Executive any Accrued Obligations as of his Resignation Date.  “Accrued Obligations” means: (i) any accrued and unpaid base salary of Executive through the Resignation Date, payable pursuant to the Bank’s standard payroll policies; (ii) any expense reimbursement to which Executive is entitled under the Bank’s standard expense reimbursement policy (as applicable); and (iii) cash in lieu of any accrued paid time off for 2018.  The payment of any Accrued Obligations pursuant to subparagraphs (i), (ii) and (iii) hereof shall be made on the Bank’s first normal payroll date following the Resignation Date.
(b) Separation Pay and Additional Consideration.  Upon Executive’s timely execution of this Agreement and in exchange for Executive’s full compliance with this Agreement and provided Executive has met and continues to meet all of Executive’s obligations, agreements and undertakings set forth herein, Executive is entitled to the following:
(i) Cash Separation Payments.  Riverview shall pay to Executive the gross amount of $1,767,125 (less legally required tax withholdings) as follows: (1) $441,781.25 to be paid on the Bank’s next regular pay date following the 1st day of the seventh month after the Date

Separation Agreement and Release
of Resignation; and (2) 18 monthly installment payments of $73,630.21, paid on the Bank’s first regular payroll date of each month immediately thereafter (the “Separation Pay”).  In addition, Riverview shall transfer ownership to Executive of the company automobile provided for Executive’s use as of his Date of Resignation, free and clear of all liens, at no cost to Executive, which shall include no cost incurred by Executive for any transfer taxes or fees associated with the transferring of the ownership of such company automobile.
(ii) Additional Consideration.
(A) Riverview will pay Executive an annual benefit of $150,000 (less legally required tax withholdings), payable in 26 equal bi-weekly installments, for a period commencing on the First Payment Date (as defined below) and ending on the earlier of: (1) the five-year anniversary date thereafter such that Executive has received a total gross payment amount of $750,000; or (2) the date on which any restrictive covenant of Executive set forth in Section 5 ceases, whether by the election of Executive pursuant to Section 5(a)(1), by mutual agreement of the parties hereto or any such covenant is breached by Executive (hereinafter, referred to as the “Benefits Period”).  The “First Payment Date” shall be the Bank’s next regular payroll date following the expiration of the revocation period set forth in Section 9 of this Agreement without revocation.
(B) Executive and Executive’s currently covered dependents, shall have the right to continue to participate in the Bank’s medical, dental and vision insurance plans or policies in effect as of Executive’s Resignation Date, as may be modified or replaced, during the Benefits Period so long as Executive or Executive’s covered dependents remain eligible under the terms of each respective policy or plan.  Coverage thereunder will be governed by the respective terms, conditions or rules of said policies or plans.  Executive shall pay 100% of the premiums associated with those policies or plans to the extent provided in each such policy or plan, which will be deducted pro-rata from Executive’s bi-weekly cash separation payments payable pursuant to Section 3(b)(ii)(A) of this Agreement.
(C) The payments and benefits described in this Section 3(b)(ii) shall be referred to as the “Additional Consideration.”
(c) Rights Under Other Riverview Plans.  Riverview hereby acknowledges Executive’s rights under the: (1) Supplemental Executive Retirement Plan Agreement between Executive and Halifax National Bank dated March 29, 2007 and as amended on June 18, 2008 and September 2, 2009; (2) 2017 Supplemental Executive Retirement Plan Agreement between the Bank and Executive dated October 25, 2017; (3) Executive Deferred Compensation Agreement between Executive and the Bank dated June 30, 2010 and as amended on January 14, 2014 and December 24, 2015; (4) the Director Deferred Compensation Agreement between Executive and the Bank dated December 31, 2008 and as amended on September 13, 2011; (5) the Director Emeritus Agreement between the Bank and Executive dated November 2, 2011 and (6) the Bank’s tax-qualified retirement plans pursuant to which Executive is a participant (collectively, the “Riverview Plans”).  Riverview and its successors shall honor the terms of the Riverview Plans as they are written.  Executive’s date of termination or separation from service for purpose of the Riverview Plans shall be the Resignation Date.  Notwithstanding foregoing, Executive waives any rights that he may have pursuant to the change in control provisions of the applicable Riverview

Separation Agreement and Release
Plans in accordance with the Waiver Agreement between Executive and Riverview dated June 21, 2017, which remains in full force and effect and is incorporated into this Agreement.
(d) Stock Options.  The parties acknowledge and agree that the exercise period for each of the Executive’s 52,500 outstanding stock options granted under the 2009 Stock Option Plan will be extended until the original expiration date of the applicable stock option, notwithstanding the Executive’s voluntary resignation pursuant to Section 1 above.
4. Consulting/Post-Termination Services.  During the Benefits Period, Executive agrees to be available to perform consulting services to Riverview on an as needed or on call basis, as reasonably requested by the President of Riverview.  Such services may include assisting the Bank with the transitioning of Executive’s duties and responsibilities to Executive’s successor, serving as an ambassador to Riverview’s markets, maintaining Riverview’s customer and business relationships, assisting in developing new business relationships and attending Riverview’s social events or functions as reasonably requested by Riverview (the “Consulting Services”).  During the Benefits Period, Executive will provide the Consulting Services at such times and in such locations as mutually agreed between the parties, provided, however, that the level of Consulting Services performed by Executive will be less than 20% of the average level of service performed by Executive as an employee of Riverview during the immediately preceding 36-month period prior to Executive’s Resignation Date.
5. Covenants.
(a) Noncompetition.  During the Restricted Period (as defined below), Executive shall not, without the prior written consent of Riverview, either directly or indirectly in any capacity, including but not limited to, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser, or co-worker, whether or not for compensation, enter into, conduct, participate or engage in a Competing Business (as defined below) within the Restricted Territory (as defined below).

For purposes of this Agreement:

(1) “Restricted Period” means the five-year period following Executive’s Resignation Date, provided, however, that if there is a “change in control” of Riverview (within the meaning of Section 409A of the Code) on or after the two-year anniversary of the Resignation Date, Executive may elect, in writing to Riverview or its successor, for the Restricted Period to immediately cease.

(2) “Competing Business” means any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which Riverview engages as of the Resignation Date, including, but not limited to, the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services; provided that it shall not be a violation

Separation Agreement and Release
of this provision for Executive to have a less than 2.5% ownership interest in any such institution or holding company as a passive investor; and

(3) “Restricted Territory” means any county of the Commonwealth of Pennsylvania where a Bank office or branch is located (“PA County”) or any contiguous county to such PA County.

(b) Nonsolicitation of Employees.  During the Restricted Period, Executive shall not either directly or indirectly, induce or attempt to induce any employee or independent contractor of Riverview or any of its affiliates to terminate his or her employment or engagement with Riverview or its affiliates.

(c) Nonsolicitation of Customers.  During the Restricted Period, Executive shall not solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of Riverview or any affiliate to terminate an existing business or commercial relationship with Riverview or any affiliate.

(d) Confidentiality.  Executive acknowledges that he has been the recipient of confidential and proprietary business information concerning Riverview, including without limitation past, present, planned or considered business activities of Riverview, and Executive hereby agrees not to use his knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by Riverview, or as may be required by regulator inquiry, law or court order.

(e) Cooperation.  Executive hereby represents and warrants to returning documents and other property of Riverview.  Executive further agrees: (i) to cooperate with Riverview to the extent that Executive’s knowledge of facts concerning Riverview’s business is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of Executive’s employment, and (ii) to furnish such information and assistance to Riverview as may reasonably be required by Riverview in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

6. Release and Waiver.
(a) In consideration of the benefits payable under Section 3 of this Agreement, Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge Riverview, all parent, subsidiary, related and affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the execution date of this Agreement.  Specifically included in this waiver and release are, among other things, claims of alleged employment discrimination, either as a result of the separation of Executive’s employment or otherwise, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement

Separation Agreement and Release
Income Security Act, and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Parties.  The foregoing list is intended to be illustrative rather than inclusive.  Except as set forth in Section 12 of this Agreement, Executive waives Executive’s rights and claims to the extent set forth above, and Executive also agrees not to institute, or have instituted, a lawsuit against the Parties based on any such waived rights or claims.

(b) Nothing in Section 6(a) of this Agreement, however, will be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency.  Notwithstanding the foregoing, except as provided in Section 12 hereof, Executive waives Executive’s right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding.  Further, nothing in this Agreement is intended to waive Executive’s entitlement to: (1) the payments and benefits set forth under this Agreement; (2) vested or accrued benefits under the Riverview Plans, as applicable, (3) health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); and (4) indemnification and directors’ and officers’ insurance coverage applicable to the fullest extent permitted under applicable law and as provided pursuant to the Bank’s or the Company’s directors’ and officers’ liability insurance policy.  Finally, this Agreement does not waive claims that Executive could make, if available, for unemployment or workers’ compensation.

(c) Executive affirms that the only monetary consideration for Executive signing this Agreement is that set forth in Section 3 of this Agreement, that, except as specifically set forth in this Agreement, no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

(d) Executive acknowledges that Executive has carefully read and reviewed this Agreement and has been advised to seek the advice of an attorney, or other counsel, and Executive has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Agreement.

(e) Executive understands and is satisfied with the terms and contents of this Agreement and voluntarily has signed Executive’s name to the same as a free act and deed.  Executive agrees that this Agreement shall be binding upon Executive and Executive’s agents, attorneys, personal representatives, heirs, and assigns.  Executive acknowledges that Executive has been given a period of at least 21 days from date of receipt within which to consider and sign this Agreement.  To the extent Executive has executed this Agreement less than 21 days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.

7. Mutual Non-Disparagement.  The parties agree that they will not disparage or make derogatory or untruthful comments about each other or Riverview’s present and former officers, directors, employees, agents, or attorneys, or their business practices.  The provisions of

Separation Agreement and Release
this Section 7 do not apply to any truthful statement required to be made by Executive or Riverview in any legal proceeding or governmental or regulatory investigation or inquiry.

8. Remedies.   If Riverview establishes a breach of any provision of Sections 5 or 7, or in the event Riverview incurs legal fees, damages or costs arising from Executive’s gross negligence, willful misconduct or intentional wrongdoing related to Executive’s service as an employee, officer, director or independent contractor of Riverview (a “Violation”), Executive acknowledges and agrees that Riverview is entitled to legal (including reasonable attorney’s fees incurred by Riverview arising from Executive’s Violation), monetary damages or injunctive relief.  In addition, upon a final, unappealable determination of such legal fees and damages due to Riverview (collectively “Damages”) as a result of a Violation, Riverview may off set such Damages from any Separation Pay and/or Additional Consideration owed to Executive.  Before bringing a proceeding against Executive regarding a Violation, Riverview must provide written notice to Executive of its belief that such Violation occurred within 30 days of Riverview’s knowledge of the existence of the conditions giving rise to such belief, and the notice must describe the conditions believed to constitute a Violation.  Executive will have 30 days to respond to such notice and, if practicable, to remedy such conditions.

Executive shall be entitled to recover from Riverview or its successor all reasonable attorney’s fees and costs incurred by Executive in a successful proceeding to enforce this Agreement.

9. Time to Consider and Rescind.  Executive also acknowledges that Executive is hereby given seven (7) days from the date Executive signs this Agreement to change his mind and revoke this Agreement (the “Revocation Period”).  If Executive does not revoke this Agreement within the Revocation Period, this Agreement shall become final and binding on the day following the cessation of the Revocation Period.  Any notice to revoke this Agreement will be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid to the President of Riverview at his principal business office pursuant to Section 10 of this Agreement.

10. Notice.  Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:
If to Executive:  Most recent address on file.
If to the Company or the Bank:

Riverview Financial Corporation. or Riverview Bank, as applicable
3901 North Front Street
Harrisburg, Pennsylvania 171110

Attention: President

Separation Agreement and Release
11. General Provisions.
(a) Non-Assignability.  This Agreement may not be assigned by Executive.
(b) Binding on Successors.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor employer to the Company and/or the Bank in the event of a change in control.
(c) Final Agreement.  This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(d) Governing Law.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.
(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.
(f) Severability.  If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
(g) Tax Withholding.  The Company or the Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(h) Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Harrisburg, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, Riverview may seek injunctive relief in a court of competent jurisdiction in Pennsylvania to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to Riverview.  Before bringing a proceeding pursuant to this Section 11(h), Executive or Riverview, as applicable, must provide that the other party with written notice of the dispute or controversy under this Agreement and the notice must describe the conditions of the dispute or controversy.  Executive or Riverview, as applicable, will have 30 days to respond to such notice and, if practicable, to remedy such conditions.
12. Protected Rights.  Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of Riverview.  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise

Separation Agreement and Release
participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Riverview related to the possible securities law violation.  This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
13. 409A and 280G Indemnification.
(a) 409A.  Riverview and Executive acknowledge that this Agreement is in documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) solely with respect to the Separation Pay and Additional Consideration payable pursuant to Section 3(b) of this Agreement.  However, if any Separation Pay or Additional Consideration due or made to Executive is subject to penalties or additional tax under Section 409A of the Code (“409A Penalties”), then Executive will be entitled to receive an indemnification payment (“409A Indemnification Payment”) in an amount equal to the sum of (1) the 409A Penalties attributable to any such Separation Pay or Additional Consideration payment; and (2) any federal, state and local income taxes or other taxes payable by Executive with respect to the 409A Indemnification Payment in order to put Executive in the same position Executive would have been in if the 409A Penalties did not apply to such Separation Pay or Additional Consideration.  Any such 409A Indemnification Payment to Executive is subject to the condition that Executive act in good faith compliance with Section 409A of the Code.  As a point of clarification, Executive’s right to a 409A Indemnification Payment pursuant to this Section 13(a) does not apply to any payment due or made to Executive under any Riverview Plan.
(b) 280G.  Riverview and Executive acknowledge that the Separation Pay and the Additional Consideration are not “excess parachute payments” within the meaning of Section 280G of the Code.  However, if the Separation Pay or Additional Consideration payable to Executive, when added to all other amounts or benefits provided in connection with Executive’s termination of employment, is subject to an excise tax under Section 4999 of the Code (the “280G Excise Tax”) because such payments are considered “excess parachute payments,” then Executive will be entitled to receive an indemnification payment (“280G Indemnification Payment”) in an amount equal to the sum of (1) the 280G Excise Tax; and (2) any federal, state and local income taxes or other taxes payable by Executive with respect to the 280G Indemnification Payment in order to put Executive in the same position Executive would have been in if the 280G Excise Tax was not incurred.
(c) Any indemnification payment pursuant to Sections 13(a) and/or 13(b) will be paid by Riverview to Executive in a cash lump sum not less than within 10 business days prior to the date on which the 409A Penalties and/or 280G Excise Tax are remitted by Executive to the Internal Revenue Service.
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Separation Agreement and Release
IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date set forth above and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.
PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.
RIVERVIEW HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

By:	RIVERVIEW FINANCIAL CORPORATION /s/ Brett D. Fulk
Name:	Brett D. Fulk
Title:	President

By:	RIVERVIEW BANK /s/ Brett D. Fulk
Name:	Brett D. Fulk
Title:	President

EXECUTIVE /s/ Kirk D. Fox
Kirk D. Fox